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                                                                   EXHIBIT 99.11


                       PUYALLUP INTEGRATED CIRCUIT COMPANY

                          STOCK OPTION AGREEMENT UNDER
                             1996 STOCK OPTION PLAN

                                 (NON-STATUTORY)

                              ______________ , 2000


TO:  _________________


                  We are pleased to inform you that you have been selected by the Board of Directors of Puyallup Integrated Circuit Company (the "Company") to receive an Option to purchase the number of shares of the Company's Common Stock set forth below (the "Option"). This Option is granted pursuant to the Company's 1996 Stock Option Plan (the "Plan"), a copy of which is attached to this Stock Option Agreement ("Agreement") as EXHIBIT A. The terms of the Plan are incorporated into this Agreement by this reference, and all terms defined in the Plan and used in this Agreement have the meaning provided in the Plan.

                  For a detailed explanation of the Option you have been granted, you are referred to the Plan. The terms of your Option, in addition to those terms set forth in the Plan, are as follows:

                  1. Number of Shares. You may purchase up to ______ shares of the Company's Common Stock pursuant to this Option.

                  2. Exercise Price. $___________ per share.

                  3. Date Option Granted. _______________, 2000.

                  4. Term of This Option. Unless sooner terminated, this Option must be exercised on or before ten years from the date it was granted. This Option is exercisable in accordance with its terms until it is terminated or expires.

                  5. Base Date for Vesting: _______________, 2000.

                  6. Vesting. This Option shall vest and become exercisable according to the following schedule.



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
         Years of Continuous
          Employment, from                           Portion of Total Option
             Base Date                                 That is Exercisable
         -------------------                         -----------------------
         Less than 1 year                                         0%
         1 year or more                                       33.33%
         2 years or more                                      66.67%
         3 years or more                                        100%


                  7. Termination of Option. A number of events, such as your retirement, death, or termination of employment, can cause the Option to terminate. The provisions of the Plan concerning termination of the Option are set forth in detail in Section 9 of the Plan.

                  8. Further Agreements. By accepting this Option, you agree to sign a Repurchase and Right of First Refusal Agreement, in substantially the form attached as EXHIBIT B, covering all Shares acquired by any exercise of this Option. The Repurchase and Right of Refusal Agreement grants the Company (a) the right to repurchase your Shares under certain conditions, and (b) a right of first refusal on any sales or other transfers by you of such shares.

                  9. Option Not Transferable. This Option cannot be transferred except by will or the applicable laws of descent and distribution.

                  10. Investment Purchase; Restrictions. Shares purchased through exercise of this Option must be acquired solely for investment. This and other restrictions related to federal and state securities laws are described in
Section 14 of the Plan. A number of the conditions to the Company's obligation to permit exercise of this Option are also set forth in Section 14 of the Plan.

                  11. Non-Statutory Stock Option. This Option is a Non-Statutory Stock Option as defined in the Plan, and is not intended to be an "Incentive Stock Option" as that term is defined in Section 422 of the Internal Revenue Code, as amended. The time at which you exercise this Option or dispose of any shares thus acquired may affect significantly your resultant tax burden. You are counseled to seek tax advice in this regard.

                  12. No Employment Agreement. This Agreement is not an employment agreement and gives you no rights to continued employment. Any employment or continued employment of you may be modified or terminated at will by the Company, unless you and the Company have a separate written agreement to the contrary.

                  Please sign the attached election form indicating whether you choose to accept or decline this Option upon the terms set forth in the Plan and this Agreement, and return the signed election form to the Company.



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                                           Very truly yours,



                                           PUYALLUP INTEGRATED CIRCUIT COMPANY


                                           By________________________________

                                             Its  ___________________________







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                   ELECTION TO ACCEPT OR DECLINE STOCK OPTION


                  I ______ ACCEPT ______ DECLINE the stock option granted to me pursuant to the 1996 Stock Option Plan of Puyallup Integrated Circuit Company (the "Plan") as set forth in the foregoing letter agreement to me. If I accept the grant of this option, I acknowledge that I have received and understood, and agree to, the terms of this letter agreement, the Plan, and the Repurchase and Right of First Refusal Agreement attached to the letter agreement as EXHIBIT B.

                  DATED:  _____________________, 2000.


                                             __________________________________
                                             (Signature)

                                             __________________________________
                                             (Printed Name)






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                                    EXHIBIT A
                             1996 STOCK OPTION PLAN







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                                    EXHIBIT B
                             REPURCHASE AND RIGHT OF
                             FIRST REFUSAL AGREEMENT





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